Exhibit 10.22

LEASE AGREEMENT

1.0	This Lease Agreement is entered into this 12th day of April, 2004, by and between BC Investments & Leasing, Inc., 1700 42nd St. SW Suite 2000, Fargo, North Dakota 58103, a North Dakota corporation, hereinafter referred to as “Landlord”; and Alien Technology Corporation, 18220 Butterfield Blvd., Morgan Hill, California 95037, a California corporation, hereinafter referred to as “Tenant”.

I.	LEASED PREMISES

1.1	In consideration of the rents, covenants, and agreements herein contained, the Landlord hereby leases to Tenant, and the Tenant hereby leases from Landlord, the premises outlined in red and further described in Exhibit A attached hereto and made a part hereof, consisting of 4,976 square feet of “Usable Space” for Tenant’s exclusive use and 590 square feet of “Common Area” space to be shared in common with other tenants of the Building, totaling 5,566 square feet of the entire business office building owned by Landlord. At an additional charge of $6.00 per square foot, Tenant will have the use of approximately 350 square feet of “Mechanicals Space” in the basement of the office building for Tenant’s own boiler, vacuum pump, air compressor, and other mechanicals. The Usable Space, the Common Area and the Mechanicals Space are hereinafter referred to as the “Leased Premises”. Tenant shall have the right of egress to and ingress from the Leased Premises and common areas including the basement area for the Tenant’s use and servicing of its property in the basement.

1.2	Landlord hereby represents and warrants that it owns the building located at 1700 42nd St. SW Suite 2000, Fargo, North Dakota 58103 (the “Building”) and has the right and authority to lease the Leased Premises as set forth in this Agreement. Landlord covenants and agrees that Tenant, upon the payment of the rent herein stipulated, shall have the peaceful quiet possession, use and enjoyment of the Leased Premises, without hindrance on the part of Landlord or any party claiming by, through or under it, for the term of this Lease Agreement, and Landlord further warrants that it shall defend Tenant in such peaceful and quiet possession, use and enjoyment of the Lease Premises against any such claims.

1.3	The parties are satisfied that the area to be leased by the Tenant is as stated in section 1.1 irregardless of whether the space is in excess of or is actually less than that stated in section 1.1. Rent will not be adjusted upwards or downwards in the event that the leased facility exceeds or is less than what is actually stated in section 1.1 of this agreement.

1.4	Term. The original term of this Lease shall commence on April 15, 2004, and end on December 31, 2005. Upon the execution of this Lease Agreement, Tenant shall have immediate access/possession to the Leased Premises in order to allow the Tenant a period of time to install fixtures, facilities or equipment or to perform finishing work. Tenant shall repair premises for Tenant’s occupation at its sole cost and expense. Regardless of whether Tenant has completed the Tenant’s installation of fixtures, facilities, or equipment or regardless of whether Tenant has completed all work necessary for the Tenant’s occupation of the premises, rent will commence on April 15, 2004.

1.5	Landlord No Liability. From the date of the Tenant’s occupancy of the premises, Landlord shall have no responsibility or liability to Tenant for loss or damage to Tenant’s fixtures, facilities, equipment or merchandise, installed or left on the Leased Premises by the Tenant.

1.6	Rent. Tenant agrees to tender to Landlord, at Landlord’s office located at 1700 42nd St. SW Suite 2000, Fargo, North Dakota 58103, or such other place as Landlord from time to time may designate in writing on or before the 1st day of each and every month during the term of this Lease the total monthly sum of $5,121.62 as rent for the Leased Premises calculated as follows:

a.

Base Rent. Tenant agrees to pay Landlord a fixed base rent, hereinafter referred to as “Base Rent”, payable except as hereinafter provided, in advance and successive equal installments of $4,077.99 by the first day of each and every calendar month during the term of this Lease. This Base Rent includes 4,976 square feet of “Usable Space”, 590 square feet of “Common Area” space totaling 5,566 square feet at a rate of $8.41 per square foot and the approximate 350 square feet of space located in the basement of the building (the 350 square feet in the basement will be calculated at a rate of $6.00 per square foot or $2,100.00 per year or $175.00 per month). All rent Tenant fails to timely tender to Landlord by the fifth (5th) day of each and every month as referred to herewithin, shall bear interest from the date due to the date paid at the rate of 8% per annum. Said interest shall be due from Tenant to Landlord as additional rent on or before the next due date. A default in the payment of rents shall not be considered cured unless interest as referred to herewithin is paid by Tenant to Landlord. Upon default and payment of said interest, Landlord shall have the same remedies as upon any other default. Said interest shall be in addition to any other rights and remedies provided to Landlord pursuant to the terms of this Lease and as allowed by law.

b.	CAM Charges. Tenant shall pay as additional rent to Landlord a proportionate share of the costs and expenses of maintaining and operating said space (excluding the 350 square feet in the basement level) as described in attached Exhibit B. Commencing the first day of first calendar month within the term of this Lease, Tenant shall pay calendar monthly operating charges in the amount of $1,043.63 which is calculated to be the Tenant’s proportionate share of the costs and expenses in maintaining and operating the said space including Tenant’s proportionate share of taxes, special assessments, snow removal, lawn care, and common area maintenance expense until the termination of the original term of this Lease. The space located in the basement will not be charged any CAM Fees.

1.7	Option to Extend Lease. Tenant shall have three (3) options to extend the Lease for three (3) consecutive terms of six months each subject to the following terms and conditions:

a.	Landlord hereby grants Tenant the sole and exclusive option to extend the Lease for a period of time commencing January 1, 2006, until the earlier of:

1.	Tenant’s default under this Lease Agreement and failure to timely cure the same;

2.	Termination of this Lease Agreement; or

3.	June 30, 2007

•	Option 1/1/06 – 6/30/06

b.	Tenant must timely exercise its option to extend the Lease for an additional term of 6 months of January 1, 2006 through June 30, 2006, by giving the Landlord notice. Notice of the Tenant’s election to exercise its option to extend the Lease must be given or served and shall be deemed duly served and said option deemed duly exercised if the written notification and exercise of the option is delivered personally or mailed by registered or certified mail and actually received by the Landlord any time from July 1, 2005 and before October 1, 2005. The Tenant’s extension of the Lease shall be premised upon the same terms and conditions of the original Lease except the fixed rent for the period of time January 1, 2006 through June 30, 2006, shall be $4,813.33 per month plus any additional increase in the common area maintenance (CAM Expense). The rent is calculated at $10.00 per square foot times 5,566 square feet of Usable Space and the $175/mo for the 350 square feet for the basement space divided by 12 months plus the previous Cam Expense of $2.25 per square foot times 5,566 square feet divided by 12 plus any increase in the Cam Expense. On or before December 31, 2005, and only if Tenant at that time exercise its option to extend the term and lease, Landlord shall provide Tenant with new CAM Area Expense. CAM Area Expense will not exceed the sum of $2.63 per square foot during the calendar year 2006 in the event that Tenant extends its Lease hereunder.

•	Option 7/1/06 – 12/31/06

c.	Tenant to timely exercise its option to extend the Lease for an additional term of 6 months, July 1, 2006 through December 31, 2006, Tenant must give Landlord notice. Notice of the Tenant’s election to exercise its option to extend the Lease must be given or served and shall be deemed duly served and said option deemed duly exercised if the written notification and exercise of the option is delivered personally or mailed by registered or certified mail and actually received by the Landlord any time from January 1, 2006 and before April 1, 2006.

The Tenant’s extension of the Lease shall be premised upon the same terms and conditions of the original Lease except the fixed rent for the period of time January 1, 2006 through June 30, 2006, shall be $5,741.00 per month plus any additional increase in the common area maintenance (CAM Expense). The rent is calculated at $12.00 per square foot times 5,566 square feet of Usable Space and the $175/mo for the 350 square feet for the basement space divided by 12 months plus the previous years CAM Expense per square foot times approximately 5,566 square feet divided by 12 plus any increase in the CAM Expense. On or before December 31, 2005, and only if Tenant at that time exercise its option to extend the term and lease, Landlord shall provide Tenant with new CAM Area Expense. CAM Area Expense will not exceed $2.63 during the calendar year 2006 in the event that Tenant extends its Lease hereunder.

•	Option 1/1/07 – 6/30/07

d.	For Tenant to timely exercise its option to extend the Lease for an additional term of 6 months, January 1, 2007 through June 30, 2007, Tenant must give Landlord notice. Notice of the Tenant’s election to exercise its option to extend the Lease must be given or served and shall be deemed duly served and said option deemed duly exercised if the written notification and exercise of the option is delivered personally or mailed by registered or certified mail and actually received by the Landlord any time from July 1, 2006 and before October 1, 2006.

The Tenant’s extension of the Lease shall be premised upon the same terms and conditions of the original Lease except the fixed rent for the period of time January 1, 2007 through June 30, 2007, shall be $6,668.67 per month plus any additional increase in the common area maintenance (CAM Expense). The rent is calculated at $14.00 per square foot times 5,566 square feet of Usable Space and the $175/mo for the 350 square feet for the basement space divided by 12 months plus the previous years CAM Expense per square foot times approximately 5,566 square feet divided by 12 plus any increase in the CAM Expense. On or before December 31, 2006, and only if Tenant at that time exercise its option to extend the term and lease, Landlord shall provide Tenant with new CAM Area Expense. CAM Area Expense will not exceed $2.89 per square foot rate during the calendar year 2007 in the event that Tenant extends its Lease hereunder to June 30, 2007.

1.8	Security Deposit. Upon the execution of this Lease, Tenant shall provide Landlord with a security deposit in the amount of $5,000.00. Said security deposit shall be tendered to the Landlord and shall be utilized by the Landlord to offset any damages caused by Tenant to the premises and/or failure of the Tenant to pay rent and shall be applied upon termination of the Lease in question. Tenant is not authorized to utilize security deposit for the last month’s rent due under this Lease or any extension thereof.

1.9	The security deposit tendered to Landlord shall not accrue interest. Upon termination of the Lease by Tenant and in the event that Tenant has not caused Landlord any damages and has not failed to tender rent when due, Landlord shall return to Tenant within 30 days of the termination of the Lease the security deposit without interest. Otherwise, Landlord will deduct from the security deposit all damages caused by Tenant including past due rent and returned to Tenant within 30 days after termination of the Lease the remaining balance of the deposit.

1.10	Business Use. The Leased Premises shall be used and occupy by Tenant for any lawful purpose, such use and the occupancy shall be in compliance with all applicable laws, ordinances, and governmental regulations, provided however that Tenant and/or its assigns shall in no event use the Leased Premises for adult entertainment, the sale of alcohol or other similar disreputable uses.

1.11	Conduct of Business. Tenant agrees that during the term of this Lease, Tenant shall not use sidewalks or the parking lot for Tenant conducting of business except for ingress, egress. Landlord shall not obstruct any of the roadways extending through the common areas surrounding the Building.

1.12	Care of Premises. Tenant shall, at its expense, keep the leased premises, including windows, and loading platforms in a reasonably clean, safe and sanitary condition, conform to applicable laws, ordinances, regulations, and code with respect to Tenant’s operation at the Leased Premises, and remove regularly all trash and garbage, replace broken glass and exterior and interior windows and doors with glass of the same quality and upon Landlord’s request, remove any encroachments maintained or authorized by it on any public place without Landlord’s written consent.

1.13	Repairs.

a.

Landlord’s Duties. Landlord shall keep only the foundations and subflooring, the four outer walls, and the roof and roof drains (including roof coverings, flashings, awnings, and drainpipes), the structural elements of the Building, the sprinkler system and pumps, soils and drainage, and downspouts and gutters of the Leased Premises, and the integrity of the paved areas, including but not limited to, concrete truck ramps, employee parking areas, and roadways, in good repair, ordinary wear and tear excepted (“Landlord Items”). Landlord will be responsible for keeping the common area reasonably clean consistent with the first class business operation and will be responsible for all snow removal, lawn care and common area repairs. Landlord will be responsible for timely payment of all taxes and special assessments relating to the Building. Landlord, at its sole cost and expense, shall repair and maintain the Landlord Items at all times in good order, condition and repair of equal quality and class with the original work as of the commencement hereof, and be responsible for compliance with all laws, directions, rules and regulations of regulatory bodies or officials have jurisdiction in that regard. During the initial term of this Lease, Landlord, at its sole cost and expense, shall be responsible for all repairs and replacements of all waterlines, electricity, heat, HVAC, plumbing, and all other utilities and services inside the Leased Premises as those items exist as of the Effective Date (excluding any improvements, modifications or additions made by Tenant), except as caused by the negligence of Tenant.

b.	Except as otherwise as provided in this Lease, Tenant shall keep the Leased Premises at all times in good order, condition, and repair of equal quality and class with the original work as performed by Landlord, ordinary wear and tear excepted, and maintain the Leased Premises at Tenant’s own expense and accordance with all laws, directions, rules and regulations of regulatory bodies or officials have jurisdiction in that regard. If Tenant refuses or neglects to commence repairs within 10 days after written demand or adequately to complete said repairs within a reasonable time thereafter, Landlord shall make the repairs without liability to Tenant for any loss or damages it may accrue to the Tenant’s stock or business by reason thereof and if Landlord makes such repair, Tenant shall pay to Landlord, on demand, as additional rent, and the costs thereof. Except as provided herein, Tenant shall be responsible for all repairs and replacements of all waterlines, electricity, heat, HVAC, plumbing, and all other utilities and services associated with Tenant’s use and occupancy of the Leased Premises located inside the Leased Premises. Landlord, at its sole cost and expense, will be responsible for maintenance and any repairs to water, electrical, and other utilities service connections and lines running from the exterior of the office building up to the time of entry of the Tenant’s Leased Premises. Landlord shall be responsible for delivery of reasonable quantities of water, electrical and other utilities to the Leased Premises. Provided that the Leased Premises are separately metered, Landlord shall not be responsible or bear any cost for any increase in the electrical service provided to Tenant because of the Tenant’s operations.

1.14	Signs and Display Windows. Landlord, at its sole cost and expense, shall be responsible for design, installation and maintenance of a multi-tenant sign that is visible from 42nd Street SW and 17th Avenue. Tenant shall be displayed equally prominent with other tenants of the Building. Landlord shall submit to Tenant for approval, drawing showing all proposed sign work to be erected in connection with the Building including lettering and other advertising media upon the doors and windows showing Tenant and other tenants of the Building. Landlord’s approval shall not be unreasonably withheld, conditioned or delayed. No advertising medium should be used so as to be a nuisance or menace to Landlord or other tenants. The cost of installing, maintaining, changing and removing all signs shall be borne by the Tenant. Tenant’s rights and respective signs shall not be transferable separate from this Lease.

1.15

Alterations and Fixtures. Except as herein provided, Tenant shall not make any structural alterations or additions to the Leased Premises without Tenant first obtaining Landlord’s written approval of plans and specifications and only upon furnishing such indemnification against liens, costs, damages and expenses as Landlord may reasonably require. Landlord acknowledges its consent to the improvements made by Tenant concurrent with the execution of this Lease (“Initial Improvements”). Tenant shall make said structural repairs at its own cost and expense. Before termination of the Lease, Tenant must remove all of its trade fixtures, equipment, and personal property from the premises and restore the premises to the original condition therein at the time of leasing the premises except reasonable wear and tear excepted. Any work stations installed by Tenant, walls, or other alterations made to the premises with the Landlord’s consent must either be removed and restored to the original condition as to the commencement of the lease or, with the Landlord’s permission, may remain on the premises. Landlord acknowledges that Tenant has no obligation to remove the Initial Improvements or to restore that portion of the Leased Premises to its original condition, provided however that Tenant must remove its trade fixtures, equipment and personal property from the premises. The parties acknowledge that Tenant will be installing various equipment, machinery, and other property used solely in Tenant’s business and Tenant may remove the same prior to the expiration of the lease.

1.16	In the event that the lease is terminated and Tenant has refused or has failed to remove its personal property from the premises, the Landlord may remove said property of the Tenant to the Landlord’s basement area or to a offsite storage facility and will retain the same for one (1) month. The Tenant may retrieve the same from the Landlord upon paying the Landlord’s costs of removal and cost of storage and administrative expenses involved in the same. After one (1) month of the equipment being in storage, the Landlord shall have the right to sell the same without an accounting to the Tenant, and shall refund to Tenant the excess of any proceeds after deducting for Landlord’s costs of removal and cost of storage and administrative expenses involved in the same.

1.17	Public Liability. During the occupancy of the Leased Premises by the Tenant, Tenant shall keep in full force and effect at its expense a policy or policies of public liability insurance with respect to the Leased Premises and the business of Tenant and any sub-tenant, licensee or concessionaire, with companies reasonably acceptable to Landlord, in which both Tenant and Landlord shall be adequately covered under reasonable limits liability not less than $500,000.00 for injury or death to any one person and $1,500,000.00 with respect to damage to property. Landlord shall be named on said policy as an additional insured.

1.18	Fire Insurance Provisions.

a.	Landlord represents and warrants that Tenant’s operations do not in any way impair or invalidate the obligation of any policy of insurance and that no increases in premium’s for insurance are caused resulting from the business carried on in the Leased Premises by Tenant. In the event Tenant changes the nature and scope of its operations that causes an increase in hazard exposure, such change will not impair or invalidate the obligation of any policy of insurance on or in reference to the Leased Premises or the building in which the Leased Premises are situated. Tenant agrees to pay upon demand as additional rent, any increase in premiums for insurance that may be charged during the term of this Lease on the amount of insurance to be carried by Landlord on the Leased Premises or entire building premises, resulting from Tenant’s change in the nature and scope of its operations that causes an increase in hazard exposure in the Leased Premises by Tenant.

1.19	Deliveries, Parking Lot. All loading and unloading and all removal of garbage and refuse shall be made in accordance with regulations reasonably adopted by Landlord. Tenant and its employees and agents shall park cars only in areas designed from time to time by Landlord as employees’ parking areas. Landlord shall designate fifteen (15) contiguous parking spots close to the Leased Premises for Tenant’s employees and/or visitors in a location to be agreed by the parties. Trucks or delivery vehicles shall not be parked so as to inconvenience other tenants or impede access to the parking lot by customers or invitees.

1.20	Covenants to Hold Harmless. Unless the liability for damage or loss is caused by the negligence of Landlord, its agents, or employees, Landlord shall be held harmless by Tenant from any liability for damages to any person or property in or upon Leased Premises caused by the negligence of Tenant. All property kept, stored or maintained in the Leased Premises shall be so kept, stored, or maintained at the sole risk of Tenant. Tenant agrees to pay all sums of money in respect of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant in or about the Leased Premises which may be secured by any Mechanic’s, Materialsmen’s or other lien against the Leased Premises or the Landlord’s interest therein and will cause each such lien to be discharged at the time performance of any obligation secured thereby matures, provided that Tenant may contest such lien, but if such lien is reduced to final judgment and if such judgment or process thereon is not stayed, or if stayed and said stay expires, then and in such event Tenant shall forthwith pay and discharge said judgment. Landlord shall have the right to post and maintain on the Leased Premises, notice of non-responsibility under the laws of North Dakota.

1.21	Assignment or Subletting. Except as provided in this Section 1.21, Tenant agrees not to sell, assign, mortgage, pledge, or in any manner transfer this Lease or any estate or interest thereunder and not to sublet the Leased Premises or any part or parts thereof and not to permit any license or concessionaire therein without the previous written consent of Landlord in each instance, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall have the right, upon written notice to Landlord, assign or otherwise transfer its rights or obligations under this Lease Agreement in the event of a merger, acquisition, reorganization or sale of all or substantially all of the assets of Tenant. Consent by Landlord to one assignment of this Lease or to one subletting of the Leased Premises which assignment shall not be unreasonably withheld, shall not be a waiver of Landlord’s rights under this Section as to any subsequent assignment or subletting.

1.22	Access To Premises. Landlord reserves the right to enter upon the Leased Premises at reasonable business hours, with not less than twenty-four hours advance notice (except in the event of emergency), to inspect the same, or to make repairs, additions or alterations to the Leased Premises or other property, or to exhibit the premises to prospective tenants or purchasers or others related to a lease or purchase, to enter at any time in the event of an emergency, and to display during the last ninety (90) days of the term, without hindrance or molestation by Tenant, “For Rent” or similar signs on windows or doors in the Leased Premises.

1.23	Utility Services.

a.	Gas and Electricity. Landlord agrees to cause mains, conduits, and other facilities to be provided and maintained to supply gas and electricity to the Leased Premises by a separate meter or to nearby places, and Tenant shall maintain the same within the Leased Premises. Tenant shall pay, when billed, for all gas and electricity used in the Leased premises. If Tenant shall use gas or electricity for any purpose in the Leased Premises and if Landlord shall elect to supply the service or services used, Tenant shall accept and use the same as tendered by Landlord and pay therefore, when billed, as additional rent, at the applicable rates filed with the proper regulating authority, and in effect, of if not required to be so filed, or if not in effect, then at rates prevailing in the nearby vicinity for similar service.

b.	Interruption of Service. Landlord shall not be liable in damages or otherwise if the furnishing by Landlord or by any other supplier or any utility service or other service to the Leased Premises shall be interrupted or impaired by fire, accident, riot, strike, act of Godor by any causes beyond Landlord’s control.

1.24	Landlord Covenants. Landlord covenants and agrees that as of the commencement date the Leased Premise is in full compliance with all applicable laws, rules, regulations, codes, and ordinances of all local, state, federal and other governmental and quasi-governmental authorities having jurisdiction over the Leased Premises. In the event that the use or occupancy of the Leased Premises by Tenant for the aforesaid purposes is hereafter impeded, limited or prohibited by any restriction, condition or covenant in the chain of title or by any zoning ordinance or other municipal or governmental statute law, order, rule or regulation, or in the event that either Landlord or Tenant is unable to secure and retain the necessary licenses and permits to use the Leased Premises as aforesaid, then and in any of such events, Tenant, in addition to all other rights and remedies provided by law, may, at its election, terminate this Lease by giving Landlord five (5) days written notice of such termination, in which case, upon such termination, Tenant shall surrender possession of the Leased Premises to Landlord and the rent and other sums payable hereunder by either party shall be prorated on a per diem basis to the date of termination and adjusted between Landlord and Tenant and, upon receipt of payment by the party due to be paid under such adjustment, this Lease shall be null and void with no further obligations, rights or duties surviving between the parties hereto.

1.25	Landlord Taxes. Tenant shall not be required to pay any municipal, county, state, or federal income or franchise taxes of Landlord, or any municipal, county, state, or federal estate, succession, inheritance, or transfer taxes of Landlord. Tenant shall not be liable for increases in real property taxes that result from changes in ownership of the Leased Premises.

1.26	Waiver of Subrogation. Landlord and Tenant each waive any right to recover against the other on account of any and all claims Landlord or Tenant may have against the other with respect to property insurance actually carried, or required to be carried hereunder.

II.	HAZARDOUS WASTE

2.0	Tenant’s Obligations. Tenant covenants and agrees that Tenant shall at all times from and after delivery of possession of the property to Tenant, be responsible and liable for, and be in complete and strict compliance with, all “Governmental” laws, ordinances rules and regulations relating to the use by Tenant of hazardous materials at the Leased Premises. The term “Governmental” as used herein shall include, without limitation, federal, state, and local governments and regulatory agencies of federal, state, and local governments.

2.1	Landlord’s Obligations. The Landlord represents and warrants that Tenant shall have no responsibility for any hazardous substances, sewage or waste of any kind in, on or under or in the air above the premises generated on or mitigating from other sites that are already existing on the premises in question as of the date of occupation of the premises by Tenant, or mitigating from other sites during the term of this Lease. Landlord further represents and covenants that Landlord and the Leased Premises is and will be in complete and strict compliance with all governmental laws, ordinances, rules and regulations relating to environmental protection, environmental matters, and industrial hygiene arising, directly or indirectly the use of hazardous materials in, on, or under about the Leased Premises and the property.

III.	PARTIAL OR TOTAL DESTRUCTION OF THE FACILITY

3.0	In the event that the facility shall be damaged or partially destroyed by fire or the elements, and less then 1/3 of the space occupied by the Tenant is damaged by fire or other hazard, the same shall be repaired as quickly as practical by the Landlord. If 1/3 or more of the space occupied by the Tenant is damaged by fire or other hazard, either party may terminate this Lease by delivery of written notice to the other party. In the event this Lease is not terminated, each party shall repair and reconstruct any item which the party is required to maintain and repair as provided for herewithin. If such damage or partial destruction to the facility shall be of such character so as to require the Tenant to discontinue business at the facility, the rent as referred to herewithin shall be abated up to the time it takes the Landlord to repair the Tenant’s Leased Premises until the premises are again ready for occupancy. In the event neither party terminates the Lease but repair of the Leased Premises takes more than ninety (90) days to repair, both parties shall again have the right to terminate this Lease upon written notice to the other party delivered not later than one hundred twenty (120) days following the event of damage or destruction.

3.1	Intentionally deleted.

3.2	If the premises are partially destroyed by fire or otherwise and the Tenant is able to continue operation of its activities to the extent reasonably practical at the facility and Landlord decides to repair or replace the facility, Tenant agrees to cooperate and assist Landlord in the restoration and reconstruction of the property by Landlord and Landlord is not liable to Tenant for the interruption to the Tenant’s activities or for damage or repair, reconstruction or restoration of any items belonging to Tenant located within the facility. Landlord agrees to abate rent for the portion of the leased facilities that are unoccupiable by Tenant due to fire or other damage and only during the period of time from the event of such fire or damage until the portion of the facility that is damaged is repaired.

IV.	EMINENT DOMAIN

4.0

If title to the entire facility shall be conveyed or condemned by right of eminent domain for any public or quasi-public use, then this lease shall cease and terminate as of the date that possession is taken by the condemning authority. If less than all of the Leased Premises are so taken under eminent domain, Tenant shall have the right to terminate the lease by written notice to Landlord. The Tenant shall have no claim against Landlord for the value of any unexpired term of this lease in the event that this lease is terminated due to condemnation or eminent domain.

4.1	If this lease shall continue after condemnation and/or eminent domain, Landlord shall, subject to the limitations set forth below, make all necessary repairs or alterations so as to constitute the portion of the remaining building a complete architectural unit and the remaining facility a complete operating unit. Landlord shall also restore or replace the parking areas and as nearly as practical to the area and the condition they were in prior to any such taking. There shall be an abatement of rent during such repairs and restoration.

4.2	Tenant stipulates and agrees that all compensation awarded or paid for any taking or conveying of the facility, whether in whole or in part, attributable to the Landlord’s loss of use and other injuries and resulting damages to Landlord are the property of the Landlord and Tenant shall have no claim, no right nor interest in such compensation.

V.	EVENTS OF DEFAULT

5.0	Any one or more of the following occurrences shall constitute an event of default under this lease by Tenant:

5.0.1	The failure of the Tenant to pay any rental or additional rental of any kind or nature due to Landlord hereunder within ten (10) days after receipt of written notice by Landlord regarding the same shall be due; however, Tenant acknowledges that on the 11th day of each and every month that Tenant has failed to timely tender rent outstanding to the Landlord, Landlord may charge Tenant interest on the amount of the outstanding rent at the rate of 12% per annum (1 per month) until the rental obligation has been paid in full;

5.0.2	The bankruptcy or insolvency of the Tenant or any guarantor of this lease, if any, or the filing of any debtor proceedings, including petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or any portion of Tenant’s or any such guarantor’s property, or the making or assignment for the benefit of creditors or the petitioning or entering into an arrangement by the Tenant or any guarantor of this lease;

5.0.3	Intentionally deleted;

5.0.4	The vacation or abandonment by the Tenant of the property for a period of thirty (30) days; and

5.0.5	The failure of the Tenant to keep or perform any of the terms, conditions, covenants or agreements of this lease covenanted and agreed to be observed or performed by Tenant, not otherwise specified as a default or event of default, for more than 30 days after written notice of such default or violation shall have been given to Tenant, provided that if the default be of such a nature that it cannot be reasonably cured within said thirty day period, and Tenant shall in good faith have promptly commenced the curing of such default within such period, then Tenant may be deemed not in default hereunder if it shall diligently proceed to cure such default within the grace period expressly allowed by Landlord.

VI.	REMEDIES UPON DEFAULT

6.0	In the event of the occurrence of an event of default, as defined herein in addition to all other rights and remedies available to Landlord under this lease or under law, Landlord shall have the following remedies:

6.1

Termination of Lease: At any time following an event of default, Landlord, at its option, may elect to terminate this lease by providing notice to Tenant of Landlord’s intention to terminate this lease. Notice of intention to terminate this lease commence to run and may be served upon the Tenant at the address listed herewithin either personally, or by certified mail, return receipt requested and if Tenant refuses to accept service, such refusal shall be deemed to be acceptance. Upon service of the notice of termination, Tenant shall have ten (10) days to reinstate this lease in default by paying to the Landlord all rent, additional rentals, late charges and other fees and charges payable under this lease by paying the amount of such default and curing such other defaults within ten (10) days after receiving Landlord’s notice of termination of lease. Landlord shall be under no obligation to reinstate this Lease if Tenant fails to cure all events of default within the time and in the manner required herein.

6.2	Unless Tenant reinstates the lease in the time and in the manner provided above, termination of this lease will be effective, without further notice and without the necessity of any legal suit or action, upon the expiration of the 10-day period of time Tenant is allowed to reinstate this lease. Delivery of Landlord’s notice of termination under this provision is intended to satisfy any common law requirements relating to service of notice of default or demand for payment of rents prior to terminating a lease, and no further notice to quit, vacate, demand or legal process shall be necessary to terminate this lease, whether or not any additional notice may be required by law as a condition to obtaining an order evicting Tenant from the property.

6.3	Following the effective time of termination, Tenant shall have no further interest in the property or the lease, and subject to Landlord’s rights to recover damages as hereinafter provided, Tenant shall be liable for rents accruing under the lease after the effective date of termination. Rents paid to Landlord for the lease of all or any portion of the property following the effective date of termination of this lease shall be applied to reduce Tenant’s obligations to pay for all rents and other charges which accrue under this lease subsequent to the effective date of termination. No attempt by Tenant to cure defaults under this lease following expiration of the time to cure defaults shall be valid. Landlord’s acceptance of rent following expiration of the period of curing a default shall not, unless otherwise agreed by Landlord in writing, constitute reinstatement of this Lease, and any post-termination rental payments received or recovered by Landlord shall be applied by Landlord to satisfy Tenant’s obligations under this lease, without affecting the termination of this lease.

6.4	Re-entry. At any time following termination of this lease, enter into said premises, or any part thereof, either with or without process of law and expel Tenant or any person occupying the same, or any part thereof, using such force as may be necessary, and to repossess and enjoy the demised premises as in the Landlord’s former estate; such termination or re-entry shall not work a forfeiture of the rents to be paid and the covenants to be performed by Tenant for the remaining term of this Lease; or (b) re-let the premises applying said rent from the new tenant of the demised premises first to the costs of reletting, including, without limitation, reasonable brokers’ fees, attorneys’ fees and legal costs, and then against the rent and other charges payable by Tenant hereunder and Tenant shall be responsible for no more than the balance that may be due, should a balance exist.

6.5	The rights, options, powers and remedies of the Landlord under this Lease shall be cumulative and in addition to any other rights given to the Landlord by law. The exercise of any right, option, power or remedy shall not impair Landlord’s right to any other rights, options, powers or remedies.

6.6	Following Re-entry. Landlord shall have the obligation to relet the property and mitigate Tenant’s damages. Landlord may condition the reletting of the property on, among other reasonable conditions, any one or more of the following: i) the payment of a fair market rate of rent for the property, whether or not that rate is in excess of the amounts reserved to Landlord under the lease; ii) the compliance by the prospective tenant with the use clause and all other material covenants and agreements in this lease (except those which cannot legally be performed by anyone other than Tenant); iii) the making of repairs and improvements to the property necessary to place it in first-class condition; iv) the provision of a security deposit or guaranty; or v) the satisfaction of all requirements landlord could impose as a condition to approving Tenant’s assignment of the lease to any other party under the terms of this lease.

6.7	Intentionally deleted.

6.8	Election of Remedies. Following the occurrence of an event of default, Landlord shall be entitled to bring an action to enforce any bond, guaranty, or other collateral agreements, with or without bringing any prior action against Tenant.

6.9

Recovery of Rents and Damages. In addition to all other rights and remedies of Landlord provided by law and under this lease, following an event of default, Landlord shall have the right to recover under this lease from Tenant, Tenant’s successors and assigns, and any co-obligor, surety or guarantor of all or any portion of Tenant’s obligations under this lease;

(i)	Rent. Rent and all additional rents, and late charges, legal fees, and all other charges owing by Tenant to Landlord under this lease prior to the effective date of termination or re-entry; plus,

(ii)	Damages: Damages subsequent to termination of the lease equal to the excess of all rent and additional rents reserved under this lease reduced to present value to the date of the termination, over the rental value of the property for the remaining term of the lease; plus

6.10	For any period subsequent to re-entry but prior to termination of this lease, rent and additional rents, late charges, legal fees and other charges reserved under this lease, as defined below, accrued as of the date of judgment, less the net rentals received by Landlord from the reletting of all or any portion of the property, after deducting Landlord’s costs of reletting the premises, including without limitation, leasing commissions, brokerage fees, costs of repairs, improvements or modifications made to the property, legal fees, and other costs incurred by Landlord in reletting the property; plus,

6.11	All damages, cost, expense, or loss suffered by Landlord as a proximate result of the breach by Tenant of any provision of the lease for which Landlord is not fully compensated pursuant to the above provisions.

6.12	Interest on all rents and damages at the rate provided for late charges.

6.13	Legal Expense. In any case, suit or proceeding shall be brought by a party for recovery of possession of the property, or recovery of any rents or any other amount due under this lease, or otherwise as the result of the breach by the other party of any other obligation under this lease, and if such a breach shall be established, the defaulting party shall be required to pay to the other party all expenses incurred as a result thereof, including reasonable attorney’s fees.

6.14	Waiver of default. The waiver of any breach of any term, covenant or condition herein contained or the doing of any matter or payment of any sum shall not be deemed to be a waiver or amendment of that term, covenant or condition or of any subsequent beach of the same or any other term, covenant or condition herein. The subsequent acceptance of rent or other performance required of a party hereunder shall not be deemed to be a waiver of any existing or preceding beach of any term, covenant or condition of this lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding or existing breach at the tie of acceptance of such rent. No covenant, term or condition of this lease shall be deemed to have been waived by a party, unless such wavier be in writing signed by the waiving party.

6.15	Option to Cure Default. Landlord may, at is option, elect to cure at anytime, without notice, (except as otherwise provided), any default by Tenant under this lease; and whenever Landlord so selects, and if not otherwise expressly provided for in this lease, all costs and expenses incurred by Landlord in curing a default, including, without limitation, reasonable attorney’s fees, together with interest on the amount of costs and expenses so incurred at the rate of twelve percent (12%) per annum or the highest legal rate provided by law to be charged to Tenant, whichever is lower, shall be paid by Tenant to Landlord on demand, and shall be recoverable as additional rent.

6.16	Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in the lease provided.

6.17	Remedies Cumulative. All remedies provided by a party under this lease are intended to be cumulative, and any one or more may be exercised by such party, at its option. The exercise by a party of any remedy reserved to that party under this lease or provided by law is not intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be in addition to every other remedy now or hereafter existing at law, in equity or by statute.

VII.	MISCELLANEOUS PROVISIONS

7.0	Landlord’s Default. Landlord shall be in default of this Lease Agreement if it falls or refuses to perform any provision of this Lease Agreement that it is obligated to perform if not cured within fifteen (15) days after notice of the default has been given by Tenant to landlord. If the default cannot reasonably be cured within fifteen (15) days, landlord shall not be in default of this Lease Agreement. If Landlord commences to cure the default within the fifteen (15) day period and diligently and in good faith continues to cure the default, Landlord shall not be in default and shall have been deemed to timely cure the default, If at the end of such cure period, Landlord remains in default of this Lease Agreement or if it fails or refuses to perform any provision of this Lease Agreement that it is obligated to perform, then Tenant may (i) immediately terminate this Lease Agreement by written notice to Landlord, or (ii) performance of the Landlord’s duties under this Lease and deduct costs incurred to remedy from future rental payments.

7.1	Notice. All notice and other communication to Tenant hereunder shall be in writing and shall be deemed given (a) the third business day after being deposited in the United States mail registered or certified (return receipt requested); or (b) the first business day after being deposited with FedEx or any other recognized national overnight courier service with a required copy via facsimile to such party, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Tenant:

                                         Alien Technology Corporation

                                         Attention: General Counsel

                                         18220 Butterfield Blvd.

                                         Morgan Hill, CA 95037

                                         Fax (408) 782-3912

With a required copy to Tenant at the Leased Premises

If to Landlord:

                                         BC Investments & Leasing, Inc.

                                         1700 42nd St. SW Suite 2000

                                         Fargo, North Dakota 58103

                                         Fax (701)241-9930

7.2	Surrender of Property: Upon the expiration or earlier termination of this lease, Tenant shall surrender the property to Landlord together with all alterations, improvements, and other property as provided elsewhere herewithin, in broom-clean/vacuum and in good order, condition and repair, except for ordinary wear and tear and damage Landlord is required to repair hereunder, or damage from the negligent acts or omissions or willful misconduct of Landlord, its agents or employees, excepted. Tenant’s failure to restore the property to such condition upon Tenant’s expiration of the lease will be restored by Landlord at Tenant’s expense. Upon the expiration or termination of this lease, Tenant’s fixtures and personal property shall remain Tenant’s property and Tenant shall have the right to remove the same.

7.3	Holding Over: If the Tenant, without the Landlord’s consent, remains in possession of the facility after the expiration of the term hereof, the Tenant shall be considered a month-to-month Tenant. During any such month-to-month tenancy. Tenant shall continue to pay to the Landlord the monthly sum of rental that Tenant was paying prior to be considered a month-to-month Tenant.

7.4	No Partnership Relationship or Joint Venture: Neither party shall, in any way or for any purpose, because of the execution of this agreement, become a partner or joint adventurer with the other party due to Tenant’s conducting of its business operation upon the facility or for any other purpose.

7.5	Memorandum of Lease: If requested by either party, a memorandum of this lease shall be prepared, executed by both parties and filed for record in the office of the Register of Deeds in the county where the property is so located.

7.6	Applicable Law: This lease shall be governed by the laws of the State of North Dakota.

7.7	Severability: If any term, covenant or condition of this lease shall, to any extent, be invalid or unenforceable, the remainder of this lease or the application of such term, covenant or condition shall not be affected thereby and each term, covenant or condition of this lease shall be valid and enforced to the fullest extent permitted by law.

7.8	Captions and Sections: The captions, sections and subsection numbers and letters in this lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such sections or subsections of this lease.

7.9	Entire Agreement: This lease, including all exhibits, riders and addenda, constitutes the entire agreement between the parties hereto and may not be modified except by an instrument in writing executed by both parties.

Dated this 20 day of May, 2004.

BC Investments & Leasing, Inc.

/s/ Craig Dresser

By:	Craig Dresser

CEO, VP
Its:

Alien Technology Corporation

/s/ Glenn Gengel

By:	Glenn Gengel

Vice President
Its:

EXHIBIT “A”

OFFICE
OFFICE
OFFICE
VESTIBULE
STAIR
LUNCH ROOM
WOMEN
MEN
STAIR
CORRIDOR
UP
UP
WORK ROOM
OPEN OFFICE
CORRIDOR
JANITOR
RENTAL
CONFERENCE
STORAGE
CASHIER
TELCOM
SERVICE
OFFICE
CORRIDOR
STAIR
ENTRY
WORK ROOM
RETAIL AREA
EMPLOYEE ENTRY
SERVICE PARTS
CORRIDOR
DN
STAIR
WORK ROOM
WAREHOUSE
RECEIVING
STAIR
DN
DN
DOCK
ALIEN TECHNOLOGY LEASE SPACE
4,976 SF
SHARED LEASE SPACE
1,371 SF

1 EXISTING FLOOR PLAN

EXHIBIT “B”

FIRST AMENDMENT TO LEASE AGREEMENT

This First Amendment to Lease Agreement (“First Amendment”) is entered into this 11th day of November, 2004, by and between BC Investments & Leasing, Inc., 1700 42nd St. SW Suite 2000, Fargo, North Dakota 58103, a North Dakota corporation, hereinafter referred to as “Landlord”; and Alien Technology Corporation, 18220 Butterfield Blvd., Morgan Hill, California 95037, a California corporation, hereinafter referred to as “Tenant”.

W I T N E S S E T H:

Whereas, Landlord and Tenant entered into that certain Lease Agreement (“Lease”) for 4976 square feet of usable space (“Original Space”) located at 1700 42nd Street, Fargo, North Dakota, dated April 12, 2004; and

WHEREAS, Landlord and Tenant desire to amend and extend the Lease as provided hereunder to improve and add approximately 2,213 square feet of additional usable space (“Added Space”) in the Building as shown on Exhibit A to this First Amendment;

NOW THEREFORE, in consideration of the above, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby amend the Lease as follows:

1) Effective January 1, 2005, the term “Usable Space” for Tenant’s exclusive use shall include the Original Space and the Added Space.

2) Effective January 1, 2005, Section 1.6 shall be deleted, and in its place and stead the following inserted:

“1.6 Rent. Tenant agrees to tender to Landlord, at Landlord’s office located at 1700 42nd St. SW Suite 2000, Fargo, North Dakota 58103, or such other place as Landlord from time to time may designate in writing on or before the 1st day of each and every month during the term of this Lease the total monthly sum of $6,974.72 as rent (includes CAM Area Expense) for the Leased Premises calculated as follows:

a. Base Rent. Tenant agrees to pay Landlord a fixed base rent, hereinafter referred to as “Base Rent”, payable except as hereinafter provided, in advance and successive equal installments of $5,626.78 by the first day of each and every calendar month during the term of this Lease. This Base Rent includes 7,189 square feet of “Usable Space”, 590 square feet of “Common Area” space totaling 7,779 square feet at a rate of $8.41 per square foot and the approximate 350 square feet of space located in the basement of the building (the 350 square

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feet in the basement will be calculated at a rate of $6.00 per square foot or $2,100.00 per year or $175.00 per month). All rent Tenant fails to timely tender to Landlord by the fifth (5th) day of each and every month as referred to herewithin, shall bear interest from the date due to the date paid at the rate of 8% per annum. Said interest shall be due from Tenant to Landlord as additional rent on or before the next due date. A default in the payment of rents shall not be considered cured unless interest as referred to herewithin is paid by Tenant to Landlord. Upon default and payment of said interest, Landlord shall have the same remedies as upon any other default. Said interest shall be in addition to any other rights and remedies provided to Landlord pursuant to the terms of this Lease and as allowed by law.

b. CAM Charges. Tenant shall pay as additional rent to Landlord a proportionate share of the costs and expenses of maintaining and operating said space (excluding the 350 square feet in the basement level) as described in attached Exhibit B. Commencing the first day of first calendar month within the term of this Lease, Tenant shall pay calendar monthly operating charges in the amount of $1,347.94 (based on $2.25 per square foot) which is calculated to be the Tenant’s proportionate share of the costs and expenses in maintaining and operating the said space including Tenant’s proportionate share of taxes, special assessments, snow removal, lawn care, and common area maintenance expense until the termination of the original term of this Lease. The space located in the basement will not be charged any CAM Area Expense.”

3) Effective January 1, 2005, for purposes of Section 1.7 shall be deleted, and in its place and stead the following inserted:

“1.7 Option to Extend Lease. Tenant shall have three (3) options to extend the Lease for three (3) consecutive terms of six months each subject to the following terms and conditions:

a. Landlord hereby grants Tenant the sole and exclusive option to extend the Lease for a period of time commencing January 1, 2006, until the earlier of:

1. Tenant’s default under this Lease Agreement and failure to timely cure the same;

2. Termination of this Lease Agreement; or

3. June 30, 2007

Option 1/1/06 – 6/30/06

b. Tenant must timely exercise its option to extend the Lease for an additional term of 6 months of January 1, 2006 through June 30, 2006, by giving the Landlord notice. Notice of the Tenant’s election to exercise its option to extend the Lease must be given or served and shall be deemed duly served and said option deemed duly exercised if the written notification and exercise of the option is delivered personally or mailed by registered or certified mail and actually received by the Landlord any time from July 1, 2005 and before October

2

1, 2005. The Tenant’s extension of the Lease shall be premised upon the same terms and conditions of the original Lease except the Base Rent for the period of time January 1, 2006 through June 30, 2006, shall be:

For Usable Space and Common Area:

$10.00 per square foot Multiplied by 7,779 square feet of Usable Space and Common Area

Equals	$77,790 per year Divided by 12

Equals	$6,482.50 per month Base Rent for Usable Space and Common Area

For Basement space:	$6.00 per square foot Multiplied by 350 square feet of Basement space

Equals	$2,100.00 per year Divided by 12

Equals	$175.00 per month Base Rent for Basement space

For CAM Area Expense:	$2.25 per square foot Multiplied by 7,779 square feet of Usable Space and Common Area

Equals	$17,502.75 per year Divided by 12

Equals	$1,458.56 per month Base Rent for Usable Space and Common Area

Monthly total =	$8,116.06

On or before December 31, 2005, and only if Tenant at that time exercise its option to extend the term and lease, Landlord shall provide Tenant with new CAM Area Expense. CAM Area Expense will not exceed the sum of $2.63 per square foot during the calendar year 2006 in the event that Tenant extends its Lease hereunder.

Option 7/1/06 – 12/31/06

c. Tenant must timely exercise its option to extend the Lease for an additional term of 6 months of July 1, 2006 through December 31, 2006, by

3

giving the Landlord notice. Notice of the Tenant’s election to exercise its option to extend the Lease must be given or served and shall be deemed duly served and said option deemed duly exercised if the written notification and exercise of the option is delivered personally or mailed by registered or certified mail and actually received by the Landlord any time from January 1, 2006 and before April 1, 2006. The Tenant’s extension of the Lease shall be premised upon the same terms and conditions of the original Lease except the fixed rent for the period of time January 1, 2006 through June 30, 2006, shall be as follows:

For Usable Space and Common Area:

$12.00 per square foot Multiplied by 7,779 square feet of Usable Space and Common Area

Equals	$93,348 per year Divided by 12

Equals	$7,779 per month Base Rent for Usable Space and Common Area

For Basement space:	$6.00 per square foot Multiplied by 350 square feet of Basement space

Equals	$2,100.00 per year Divided by 12

Equals	$175.00 per month Base Rent for Basement space

For CAM Area Expense:	$2.25 per square foot Multiplied by 7,779 square feet of Usable Space and Common Area

Equals	$17,502.75 per year Divided by 12

Equals	$1,458.56 per month Base Rent for Usable Space and Common Area

Monthly total =	$9,412.56

On or before July 31, 2006, and only if Tenant at that time exercise its option to extend the term and lease, Landlord shall provide Tenant with new CAM Area Expense. CAM Area Expense will not exceed $2.63. during the calendar year 2006 in the event that Tenant extends its Lease hereunder.

4

Option 1/1/07 – 6/30/07

d. For Tenant to timely exercise its option to extend the Lease for an additional term of 6 months, January 1, 2007 through June 30, 2007, Tenant must give Landlord notice. Notice of the Tenant’s election to exercise its option to extend the Lease must be given or served and shall be deemed duly served and said option deemed duly exercised if the written notification and exercise of the option is delivered personally or mailed by registered or certified mail and actually received by the Landlord any time from July 1, 2006 and before October 1, 2006. The Tenant’s extension of the Lease shall be premised upon the same terms and conditions of the original Lease except the fixed rent for the period of time January 1, 2007 through June 30, 2007, shall be as follows:

For Usable Space and Common Area:

$14.00 per square foot Multiplied by 7,779 square feet of Usable Space and Common Area

Equals	$108,906 per year Divided by 12

Equals	$9,075.50 per month Base Rent for Usable Space and Common Area

For Basement space:	$6.00 per square foot Multiplied by 350 square feet of Basement space

Equals	$2,100.00 per year Divided by 12

Equals	$175.00 per month Base Rent for Basement space

For CAM Area Expense:	$2.69 per square foot Multiplied by 7,779 square feet of Usable Space and Common Area

Equals	$20,925.51 per year Divided by 12

Equals	$1,743.79 per month Base Rent for Usable Space and Common Area

Monthly total =	$10,994.29

5

On or before December 31, 2006, and only if Tenant at that time exercise its option to extend the term and lease, Landlord shall provide Tenant with new CAM Area Expense. CAM Area Expense will not exceed $2.89 during the calendar year 2007 in the event that Tenant extends its Lease hereunder.”

4) Upon execution of this First Amendment by both parties (prior to its Effective Date), Landlord grants to Tenant and its contractors access to the Added Space for the purposes of Tenant performing those tenant improvements identified on Exhibit B to this First Amendment (“Added Improvements”). Tenant’s use of the Added Space shall not constitute acceptance of the Added Space for the commencement of Rent nor shall any other amounts be due or owing hereunder, until the Effective Date. Landlord acknowledges its consent to the Added Improvements made by Tenant. At the expiration or termination hereof, Tenant shall be under no obligation to remove the Added Improvements or to restore the Added Space, and such Added Improvements may remain on the Added Space (provided however that Tenant must remove its trade fixtures, equipment and personal property from the Added Space).

5) Tenant shall be entitled to a Rent credit of $750 for installation of the dock-leveler as part of the Added Improvements. Such credit may be taken by Tenant upon completion of the installation.

6) The Lease is incorporated herein by this reference as though fully set forth in its entirety, except as to those sections specifically amended herein. The terms appearing in initial capitals not defined in this First Amendment shall have the meanings ascribed to those terms in the Lease. The Lease, as amended by this First Amendment, embodies the entire agreement between the parties relating to the subject matter hereof and shall not be altered, changed or modified in any respect except by written instrument of equal dignity to this instrument.

IN WITNESS WHEREOF, the respective parties have executed this instrument as of the day and year first herein above written.

TENANT:	Alien Technology Corporation

Dated: 23-Nov-04	By:	/s/ Glenn Gengel

LANDLORD:	BC Investments & Leasing, Inc.

Dated: 12-3-04	By:	/s/ Craig Dresser
Craig Dresser

6

Exhibit A

Added Space

Cross hatched area shown on attached drawings.

7

Exhibit B

Added Improvements

1) See attached Dock Leveler Proposal by R.L. Engebretson, dated November 1, 2004, for installation of Pioneer “BL66-17” Bar Lift Edge of Dock Leveler.

2) See attached Scope of Work, by R.L. Engebretson, dated November 1, 2004, for remodel of existing vacated office space and 960 square feet of existing leased space adjacent to Alien’s current leased space.

8

Fargo, ND P.O. Box 2564 Fargo, ND 58108-2564 15 Broadway, Suite 205 Fargo, ND 58102-4907 Phone: (701) 293-5735 Fax: (701) 293-5750

Alien Technology Construction Services	www.rleco.com / rle@rleo.com

November 1, 2004

DOCK LEVELER PROPOSAL

Scope of Work

We propose to provide all labor and material to install a Pioneer “BL66-17” Bar Lift Edge of Dock Leveler (see attached cut sheet). To accommodate this we will remove the existing steel plates and dock bumpers and replace them with the all inclusive unit. The unit will be located at the existing South loading dock.

We propose to do this work for a lump sum cost of $1,500.00.

We will need a couple of weeks to order the unit and a day or two to install. So we will need to coordinate installation with Alien’s planned delivery schedule.

Thank you for the opportunity to quote you this work.

Sincerely R.L.ENGEBRETSON CO.

/s/ Ricky L. Engebretson
Ricky L. Engebretson President

Attachments

FEATURES

THREE GUSSETS MEAN

GREATER SUPPORT

Our exclusive three (3) gusset Design for 30,000 lbs. support in stored position. Plus, our formed gussets give better structural support.

STRONGER STEEL MEANS LONGER LIFE

Our high strength steel tread plate; (55,000 lbs. minimum yield) on the deck and lip ensures lasting stability and durability in all our levelers.

FEWER MOVING PARTS MEAN LESS

MAINTENANCE & LESS DOWN TIME

There’s only one moving part, a unique Torsion-Spring Lift Assist, which can be adjusted quickly with simple hand tools.

NO LIFTING REQUIRED

You simply lean the leveler backward (the leverage bar does all the work) and then push it forward onto the truck bed.

FEWER BACK INJURIES

Because the bar does the lifting, Pioneer Bar-Lift Levelers greatly reduce the risk of costly back injuries.

TWO-YEAR GUARANTEE MEANS

FREE REPAIRS OR REPLACEMENT

Pioneer offers a two-year guarantee on all materials and workmanship.

PERSONAL & PROFESSIONAL

SERVICE MEANS TIMELY

& HELPFUL RESPONSE

Our toll-free customer service line gives you immediate access to the personnel at Pioneer who can provide you with the help you need. Just Call 1-800-251-3382.

ADDITIONAL FEATURES

•	Deck Width: 66", 72", 78", and 84" models standard; overall 102", 108", 114" and 120".

•	20,000 lbs., 25,000 lbs.; and 30,000 lbs. dynamic capacities.

•	Serves a full 10" range: 5" above dock; 5" below dock.

•	Mounts to face of dock: requires no expensive concrete work.

•	Bumpers: molded cord rubber, 4" x 12" x 13"; projection 15" included.

P.O. Box 338 • Spring Hill, Tennessee 37174

800/251-3382 • 931/486-2296 • Fax: 931/486-0316

www.pioneerleveler.com

“BL” BAR LIFT EDGE-OF-DOCK LEVELERS

ARCHITECTURAL SPECIFICATIONS

(Short Form-See Dimensions and Capacities Chart)

•	Bar lift mechanical edge-of-dock leveler to be (c”) wide with workable span of (b”) , (e lb.) load capacity.

•	Bar lift feature and torsion spring assist permit easy extension onto truck (no lifting required).

•	Unit to fold down, to stored position automatically when not in use.

•	Self-contained unit to mount externally to dock face without concrete pit forming.

•	Unit to include formed plate steel bump blocks and molded cord rubber bumpers.

•	Unit to be 30,000 lbs. capacity support in stored position.

These Units meet with or exceed Federal Occupational Safety and Health Act Standard Requirements for dock boards date June 27,1974, and The American Society of Mechanical Engineers specification ANSI MH14.1-1984.

TRAVEL:

Forklift operations.

DOCK BUMPERS:

5/16" formed steel bump blocks faced with 4" x 12" x 13" molded cord rubber bumpers, protect dock face and dock leveler from truck damage. Two per dock leveler.

UNIT DATA:

•	Exclusive 3 gusset design, 30,000 lbs. stored position capacity.

•	Bar type actuation (no lifting).

•	Torsion spring lift assist with simple adjustment with hand tools.

•	Continuous hinge design with grease fittings.

•	Deck & Lip: 55,000 lbs. minimum yield tread plate.

•	Lip projection: minimum 12 3/4".

PALLET JACK OPERATION:

Specify flat models.

6/00

Bar Lift Submittal Drawing

50" PREFERABLY

SECTION DETAIL

LIP PLATE
GREASE ZERKS
CENTER PLATE
CONTINUOUS WELD
PUSH OVER BAR
7 3/4" BASE PLATE
SPRING WINDING TUBE
TORSION SPRING
8" OR WIDER DOCK STEEL- SECURELY ANCHORED
BAR LIFT BAR
BUMP BLOCK
MOLDED CORD RUBBER

NOTES: Deck & Lip - 55,000 lb. min. yield steel.
30,000 lb Capacity Units include C1045 cold rolled 11/16" rod and cold drawn seamless tubing (1-1/4" OD, 5/16" wall).

12"

	A	B	C	D	E	F
Model	Lip Length	Span	Deck Width	Overall Width	Rollover Capacity Lbs.	Plate Thickness
BL66	15"	27 3/4"	66"	102"	20,000	3/8"
BL66H	15"	27 3/4"	66"	102"	25,000	7/16"
BL66-17	17"	29 3/4"	66"	102"	20,000	3/8"
BL72	15"	27 3/4"	72"	108"	20,000	3/8"
BL78	15"	27 3/4"	78"	114"	20,000	3/8"
BL84	15"	27 3/4"	84"	120"	20,000	3/8"
SPECIFY JOB REQUIREMENTS FROM						

JOB

PIONEER
LOADING DOCK EQUIPMENT
P.O. Box 338 • Spring Hill, Tennessee 37174
931/486-2296 • 800/251-3382 • Fax: 931/486-0316
www.pioneerleveler.com

Fargo, ND P.O. Box 2564 Fargo, ND 58108-2564 15 Broadway, Suite 205 Fargo, ND 58102-4907 Phone: (701) 293-5735 Fax: (701) 293-5750

www.rleco.com / rle@rleo.com
Alien Technology Expansion Design & Construction Services	November 1, 2004

Scope of Work

We propose to provide all labor and material to remodel approximately 2,213 sf of existing vacated office space and 960 sf of existing leased space adjacent to and within Alien’s current leased space located at the 42nd Street & 17th Avenue facilities. The space will be gutted down to the structure, exterior walls and concrete floor. Four distinct areas will be created within the space:

1.	Expanded production and circulation space created from the existing training room.

2.	Relocated training room in the expanded area.

3.	Secured storage in the expanded area.

4.	New circulation path with sufficient width for moving pallets of raw and finished goods with a pallet jack.

We will also remove one wall in the existing production area and part of the existing training room’s South wall to accommodate adequate space for the installation and operation of new pieces of equipment.

The training room will have carpeted floors, painted walls and 2 x 2 lay-in ceiling with adequate HVAC and lighting for the needed functions. Data boxes will be located on the side walls for Alien’s communication’s company to wire data ports. Existing light fixtures will be reused. Power outlets will be located at various locations adjacent for visual and computer power needs.

The new circulation path and expanded production spaces created will have sealed concrete floors, painted walls and exposed structural steel similar to the existing production area. HVAC system will modified to accommodate the air and humidity needs similar to the existing production area. The expanded production area and corridor will have new lights configured similar to the existing production area.

The storage room will have sealed concrete floors and exposed structural steel similar to the production area, but the walls will be patched, taped and unpainted. HVAC system will be one new VAV box serving both the conference room and the storage area. Light fixtures will be relocated 2 x 4 fixtures attached to the exposed structural joists and space within the aisle spaces of the storage area.

In the existing Shipping & Receiving area we will install a 36" deep countertop running the along the South wall from the double freight doors to the West exterior wall. No shelving or pigeon holes are included in our price. We will also add one double exterior door, with a nominal 6’0" width and 7’0" height on the South wall.

Included in our cost are all Architectural and Engineering services necessary to design and create adequate construction documents to obtain a building permit and construct the space.

Not included in our cost are setting, piping or wiring of any proposed equipment.

Page two, Alien Technology Expansion, Design and Construction Services, November 1, 2004

Construction Services for Expansion of Lease Space

1. General Conditions	$7,567.00
2. Demolition	$7,671.00
3. Miscellaneous Metals	$1,912.00
4. Carpentry	$2,555.00
5. Insulation, Caulking, & EFIS Patch	$2,609.00
8. Doors & Hardware	$9,095.00
7. Gypsum Board Wall Systems	$7,711.00
8. Acoustical Ceiling Tile	$2,275.00
9. Carpeting, Floor Prep & ESD Wax	$13,005.00
10. Wall & Ceiling Finishes	$1,260.00
11. Fire Sprinkler Relocations (Nova Fire Protection)	$1,550.00
12. HVAC Systems (Manning Mechanical)	$7,855.00
13. Electrical Power (Rickard Electric)	$12,720.00
14. A/E Fees	$5,475.00

Total Design & Construction Services Cost (Time, Materials & Subcontracts) plus 20% Not to Exceed		$83,260.00

We are prepared to start within one week of receipt of Purchase Order and be completed in approximately 32 to 40 working days. Please note that we are entering the holiday season numerous days off, so the sooner we can get started the better it will be to be finished for the equipment to arrive.

Thank you for the opportunity to quote you this work.

Sincerely, R.L.ENGEBRETSON CO.

/s/ Ricky L Engebretson
Ricky L Engebretson President